Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products’ Board Elects New Director

LEHIGH VALLEY, Pa. (July 29, 2015) – Air Products (NYSE: APD) today announced the addition of Charles “Casey” Cogut, Senior M&A Counsel at the law firm Simpson Thacher & Bartlett LLP (STB), to its board of directors.

“Mr. Cogut is one of the most prominent and well known corporate lawyers in America, and has been a sought-after advisor by the boards of many companies. I am very pleased to welcome him to our company’s board of directors. He has extensive experience, has been involved in some of the largest merger and acquisition transactions in the last 30 years, and brings with him a wealth of knowledge and experience that we currently do not have on our board,” said Seifi Ghasemi, Air Products’ chairman, president and chief executive officer.

Cogut joined the New York-based law firm in 1973 and served as partner in STB from 1980-2012. For many years he was a leading member of STB’s merger and acquisition (M&A) and private equity practices. He specialized in domestic, international and cross-border mergers and acquisitions, the representation of special committees of boards of directors, and buyouts and other transactions involving private equity firms. In addition, he regularly advised boards of directors with respect to corporate governance matters and fiduciary responsibilities. From 1990-1993 he served as senior resident partner in the firm’s London office.

Cogut has been named a “senior statesman” in the practice areas of corporate M&A and private equity buyouts in Chambers Global and Chambers USA Guides. He has also been named as one of “The Best of the Best” M&A lawyers, private equity lawyers, and governance lawyers in Euromoney’s Expert Guides. In addition, he has been recognized by Lawdragon 500 as one of the leading lawyers in America. Cogut was named as a “Deal Maker of the Year” by The American Lawyer in both 2008 and 2010.

Cogut is a member of the board of overseers of the University of Pennsylvania Law School. He is co-chair of the board of advisors of the University’s Institute for Law and Economics and a member of the Law School’s adjunct faculty. He is also a member of the board of trustees and executive committee of Cold Spring Harbor Laboratory.

Cogut earned his J.D. at the University of Pennsylvania Law School. He earlier graduated summa cum laude from Lehigh University.

About Air Products

Air Products (NYSE:APD) is a leading industrial gases company. For nearly 75 years, the company has provided atmospheric, process and specialty gases, and related equipment to manufacturing markets including metals, food and beverage, refining and petrochemical, and natural gas liquefaction. Air Products’ materials technologies segment serves the semiconductor, polyurethanes, cleaning and coatings, and adhesives industries. Over 20,000 employees in 50 countries are working to make Air Products the world’s safest and best performing industrial gases company, providing sustainable offerings and excellent service to all customers. In fiscal 2014, Air Products had sales of $10.4 billion and was ranked number 276 on the Fortune 500 annual list of public companies. For more information, visit www.airproducts.com.

-more-

NOTE: This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2014.

#                #                 #

Media Inquiries:

Art George, tel: (610) 481-1340; e-mail: georgeaf@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.